Exhibit 99

                            FOR IMMEDIATE RELEASE

November 30, 1999

Contact:   Union Bankshares, Inc.   Citizens Savings Bank and Trust Company
           Mr. Kenneth Gibbons      Mr. Jerry Rowe
           (802) 888-6600           (802) 748-3131

         Affiliation of Citizens Savings Bank and Trust Company with
                      Union Bankshares, Inc. Completed

Morrisville, VT, November 30, 1999 -- Citizens Savings Bank and Trust Company ("Citizens"), St. Johnsbury, VT, joins Union Bank as wholly owned subsidiaries of Union Bankshares, Inc. ("Union'), Morrisville, VT, at the close of business today. Citizens shareholders will receive 6.52 shares of Union Common Stock for each share of Citizens Common Stock. Union will issue approximately 991,000 shares in the transaction, with fractional shares settled in cash. The transaction is treated as a pooling of interests and as a tax-free exchange.

Citizens retains its state bank charter and will continue to do business as Citizens Saving Bank and Trust Company at all its business locations with the same management and employee team but as a wholly owned Union subsidiary.

Union president Ken Gibbons stated, "We are very pleased with the addition of Citizens as a sister bank. We plan to utilize their expertise in trust services to better serve our customers in the Lamoille Valley. Citizens customers will see no change in their day-to-day banking with any consolidations directed only to certain behind the scenes support functions at both banks. This is a classic example of two small banks affiliating to take advantage of each others strengths and is very important in this era of continuing changes in the financial services arena."

Jerry Rowe, who continues as president of Citizens, stated, "The mission of Citizens Bank will be greatly enhanced by our affiliation with Union Bank. The new combination of management talent and capital will enable us to diversify our products and create new ways to deliver service. Everyone at Citizens is excited about the future."

Three Directors from Citizens, including Jerry Rowe, President of Citizens, were appointed to Union Bankshares, Inc. Board. Two Directors of Union, including Kenneth Gibbons, President of Union, were appointed to the Citizens Board.

With the completion of the acquisition, Union now has consolidated assets of over $300 million and deposits in excess of $265 million, with 12 full service banking offices and 22 ATMs serving Lamoille, Caledonia and Orleans counties.